SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              IRT Property Company
                   -------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                   -------------------------------------------
                         (Title of Class of Securities)

                                   450058 10 2
                   -------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
                  --------------------------------------------
             (Date of Event Which Requires Filing of the Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this schedule is filed:

             [ ]     Rule 13d-1(b)

             [ ]     Rule 13d-1(c)

             [x]     Rule 13d-1(d)

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  450058 10 2             SCHEDULE 13G                Page 2 of 5 Pages

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         E. Stanley Kroenke

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a) []

         (b) []

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Missouri

--------------------------------------------------------------------------------

                  5.      SOLE VOTING POWER:                          1,600,000
NUMBER OF SHARES  --------------------------------------------------------------
BENEFICIALLY      6.      SHARED VOTING POWER                         0
OWNED BY EACH     --------------------------------------------------------------
REPORTING         7.      SOLE DISPOSITIVE POWER                      1,600,000
PERSON WITH       --------------------------------------------------------------
                  8.      SHARED DISPOSITIVE POWER                    0

--------------------------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,600,000

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                                                   [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               5.28%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

               IN

--------------------------------------------------------------------------------

CUSIP No.  450058 10 2             SCHEDULE 13G                Page 3 of 5 Pages



Item 1(a).     Name of Issuer:

               IRT Property Company

Item 1(b).     Address of Issuer's Principal Executive Offices:

               200 Galleria Parkway, Suite 1400
               Atlanta, Georgia  30339

Item 2(a).     Name of Person Filing:

               E. Stanley Kroenke

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               1001 Cherry Street Centre, Suite 308
               Columbia, MO  65201

Item 2(c).     Citizenship:

               Missouri

Item 2(d).     Title of Class of Securities:

               Common Stock, $1.00 par value per share

Item 2(e).     CUSIP Number:

               450058 10 2

Item 3. If This Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               Not applicable

Item 4.        Ownership.

               (a) Amount beneficially owned:

                   1,600,000 shares of common stock.

               (b) Percent of class:

                   5.28

               (c) Number of shares as to which such person has:

CUSIP No.  450058 10 2             SCHEDULE 13G                Page 4 of 5 Pages

               (i)    Sole power to vote or to direct the vote:

                               1,600,000

               (ii)   Shared power to vote or to direct the vote:

                               0

               (iii)  Sole power to dispose or to direct the disposition of:

                               1,600,000

               (iv)   Shared power to dispose or to direct the disposition of:

                               0

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable

Item 8.  Identification and Classification of Members of the Group.

         Not applicable

Item 9.  Notice of Dissolution of Group.

         Not applicable

Item 10. Certification.

         Not appicable

CUSIP No.  450058 10 2             SCHEDULE 13G                Page 5 of 5 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 14, 2001
                                            ------------------------------------
                                                       (Date)


                                            ------------------------------------
                                                     (Signature)


                                                  E. Stanley Kroenke
                                            ------------------------------------
                                                     (Name/Title)